Exhibit 99

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Ford and Sollers Sign Agreement Establishing New Joint Venture In Russia

●	Agreement signed between Ford Motor Company and Sollers OJSC establishing a new 50-50-owned joint venture in Russia named Ford Sollers

●	Signing ceremony takes place in Moscow with Russian Prime Minister Vladimir Putin

●	Ford and Sollers confirm the Ford Transit medium commercial vehicle will be among a number of new Ford products to be built by Ford Sollers

●	Letter of Intent also signed with Vnesheconombank, the Russian development bank, for long-term financing for Ford Sollers of 39 billion Russian roubles (approximately $1.4 billion)

●	Ford, Sollers and the Ministry of Economic Development and Trade also signed multilateral agreement for Ford Sollers to participate in the new Russian industrial assembly regime

●	Ford Sollers begins formal operation later this year

Moscow, June 8, 2011 – Ford Motor Company [NYSE: F] and Sollers OJSC have signed agreements to establish a 50-50-owned joint venture in Russia. The new business, named Ford Sollers, is scheduled to start operations later this year.

Stephen Odell, chairman and CEO of Ford of Europe, and Vadim Shvetsov, general director of Sollers, signed the final agreement papers at a ceremony today held in Moscow with Russian Prime Minister Vladimir Putin.

Ford and Sollers also signed a Letter of Intent with Vnesheconombank (VEB), the Russian development bank, for long-term financing for Ford Sollers of 39 billion Russian roubles, or approximately $1.4 billion.

The new joint venture also announced the Ford Transit medium commercial vehicle will be among several new Ford products to be built by Ford Sollers.

“This is an historic day for the Ford brand in Russia,” Stephen Odell said. “Together with our friends and partners at Sollers, we have established the new Ford Sollers business with the clear objective of providing our customers with more Ford products and increased service in the Russian market.

“Russia is set to become Europe's largest market for new vehicles by mid-decade and provides the Ford brand a huge growth opportunity. Ford Sollers will help to build the Ford brand in Russia and support profitable growth, while also strengthening the Russian automotive industry and its local supply base,” said Odell.

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“We are delighted to work with Ford, and this partnership is a vital step in the development of Sollers,” said Vadim Shvetsov. “We are confident that our mutual efforts on the development of manufacturing facilities, new product launches and localisation of parts content will ensure success for our strategy and a leading position for the Ford Sollers joint venture company in the Russian market.”

Ford Sollers operations will include the Ford manufacturing plant in Vsevolozhsk, near St. Petersburg, which currently builds the Ford Focus and Ford Mondeo, in addition to two Sollers production facilities in the Republic of Tatarstan. Together, these three plants will manufacture a range of Ford passenger cars and light commercial vehicles, including the Ford Transit commercial vehicle.

In 2002, Ford became the first foreign automaker to manufacture cars in Russia. Ford brings to the Ford Sollers venture its extensive manufacturing experience, a dealer network of 107 sales and service sites in 71 cities across Russia, and a strong reputation with Russian customers. In addition to the vehicles Ford Sollers will build in Russia, the joint venture will have access to the global range of Ford’s latest products delivered under its One Ford plan.

Sollers, Russia’s second-largest producer of passenger and light commercial vehicles, will support Ford Sollers through its manufacturing capabilities, knowledge of the Russian market, experience in distribution and work with the Russian supply base. This significant contribution will strengthen Ford Sollers, and will be an important contributor to its future success.

Ford Sollers will be responsible for the import and distribution of Ford brand products, parts and accessories in Russia. In addition to vehicle production, Ford Sollers will produce engines, operate a stamping facility providing a higher level of local parts content for Ford vehicles built in Russia, and establish local research and development activities.

The joint application by Ford and Sollers to the Russian government for participation in the new industrial assembly regime was approved by the Ministry of Economic Development and Trade on June 1, 2011. Ford Sollers will begin formal operation later this year.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.fordmotorcompany.com.

Within Ford Motor Company, Ford of Europe is responsible for producing, selling and servicing Ford brand vehicles in 51 individual markets, and employs approximately 66,000 employees. In addition to Ford Motor Credit Company, Ford of Europe operations include Ford Customer Service Division and 22 manufacturing facilities, including joint ventures. The first Ford cars were shipped to Europe in 1903 – the same year Ford Motor Company was founded. European production started in 1911.

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About Sollers

Sollers OJSC (www.sollers-auto.com ) is one of Russia's leading automotive companies, engaged in the production, distribution and servicing of passenger cars and commercial vehicles under its own brands and in cooperation with international OEMs in Russia.  Sollers owns five automotive plants, engine production facility, Sollers-Finance Company, and a number of dealerships in Russia with more than 20,000 employees.  In 2010, Sollers became the second largest Russian producer of passenger and light commercial vehicles, with total sales of 98,000 units.

Contacts:	John Gardiner	John Stoll	Katia Kulinenko	Zoya Kaika
	Ford Motor Company	Ford Motor Company	Ford of Russia	Sollers OJSC
	+49 221 901 9985	+1 313 594 1106	+7 495 745 9724	+7 985 760 1697
	jgardin2@ford.com	jstoll1@ford.com	ekulinen@ford.com	kaika@sollers-auto.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1